Exhibit 99.1

Capmark Financial Group Inc. Extends 2008 Form 10-K Filing Beyond April 15, 2009

(Horsham, PA) – April 15, 2009 – Capmark Financial Group Inc. (“Capmark”) today announced that the filing of its Annual Report on Form 10-K for the year ended December 31, 2008 (“10-K”) with the Securities & Exchange Commission will be delayed beyond April 15, 2009.

Capmark previously announced on March 31, 2009 that it had filed a Notification of Late Filing on Form 12b-25, and was intending to file its 10-K by April 15, 2009, due to Capmark’s ongoing negotiations with its lenders to obtain amendments to its bridge loan agreement and senior credit facility.  The substantial time and resources that continue to be dedicated to these negotiations by Capmark’s management and financial staff, as well as the uncertainty and range of potential outcomes of these negotiations, significantly impedes Capmark’s ability to timely file its 10-K without unreasonable effort or expense.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:

Joyce Patterson	Bob Sullivan

215-328-3842	215-328-1329

Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of Capmark to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact Capmark’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount Capmark may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. Capmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Capmark’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.